Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Ecolab Inc. for the registration of Debt Securities and the incorporation by reference therein of our report dated February 26, 2010 with respect to the consolidated financial statements of Nalco Holding Company included in Ecolab Inc.’s Current Report on Form 8-K filed on December 2, 2011 with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Chicago, Illinois

December 2, 2011